Exhibit 2.3

SECOND AMENDMENT AGREEMENT
This Second Amendment Agreement (this “Second Amendment”), dated as of April 14, 2017 (the “Signing Date”), is entered into by and among NEC TOKIN Corporation, a corporation organized and established under the Laws of Japan, having its principal place of business at 7-1, Kohriyama 6-chome, Taihaku-ku, Sendai-shi, Miyagi 982-8510, Japan (“Seller”), NTJ Holdings 1 Ltd., a corporation organized under the Laws of Japan, having its principal place of business at, 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (“Purchaser”), and Japan Industrial Partners, Inc. a corporation organized under the Laws of Japan, having its principal place of business at 2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan (“JIP”).
WHEREAS, Seller, Purchaser and JIP entered into that certain Master Sale and Purchase Agreement dated February 23, 2017 regarding the transfer of the Volt Business from Seller to Purchaser (as amended by the Amendment Agreement entered into by and among Seller, Purchaser and JIP on April 7, 2017) (the “Agreement”); and
WHEREAS, the Parties and JIP wish to amend the Agreement as set forth in this Second Amendment;
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties and JIP contained in this Second Amendment, the Parties and JIP agree as follows:

1.	Definitions. Capitalized terms used in this Second Amendment and not otherwise defined shall have the meanings given to them in the Agreement.

2.	Amendments. Effective as of the Signing Date, the following sections of the Agreement shall be amended as follows:
Section 3.3(e) of the Agreement shall be replaced with the following:
“The Total Purchase Price shall be adjusted to an amount equal to the Pre-Adjustment Purchase Price (i) minus the Net Debt Difference if the Net Debt Difference is greater than zero, or plus the absolute value of the Net Debt Difference if the Net Debt Difference is less than zero, (ii) plus the Working Capital Difference if the Working Capital Difference is greater than zero, or minus the absolute value of the Working Capital Difference if the Working Capital Difference is less than zero, and (iii) minus the amount of certain additional stand-alone costs and investments which equal to JPY 99,280,000 (Ninety Nine Million Two Hundred Eighty Thousand Japanese Yen). No adjustment shall be made with respect to the Net Debt Difference if it is equal to zero or with respect to the Working Capital Difference if it is equal to zero. The “Net Debt Difference” means the amount equal to the amount of Net Debt of the Volt Business on a consolidated basis fixed pursuant to Section 3.3(d) minus the Base Net Debt. The “Working Capital Difference” means the amount equal to the Working Capital of the Volt Business on a consolidated basis fixed pursuant to Section 3.3(d) minus the Base Working Capital. The “Total Difference” is equal to the difference in the Pre-Adjustment Purchase Price minus the Total Purchase Price as adjusted pursuant to this paragraph.”

3.	General Terms.

3.1	This Second Amendment shall be effective from the Signing Date.

3.2
From and after the Signing Date, this Second Amendment and the Agreement shall be read as a single integrated document with all references in the Agreement to the “Agreement” being read and construed as if they were references to the Agreement, as amended by this Second Amendment.

3.3	Except as amended and supplemented by this Second Amendment, all of the terms and conditions of the Agreement shall remain and continue in full force and effect.

3.4	This Second Amendment shall be governed by and interpreted in accordance with the Laws of Japan and the provisions of Article XI of the Agreement shall apply mutatis mutandis to this Second Amendment.

IN WITNESS WHEREOF, the Parties and JIP have executed and delivered this Second Amendment as of the Signing Date.

NEC TOKIN CORPORATION

By: /s/ SHIGENORI OYAMA
Name: Shigenori Oyama
Title: President, Representative Director

NTJ HOLDINGS 1 LTD.

By:/s/ KOJI MURANAKA
Name:Name: Koji Muranaka
Title: Representative Director

JAPAN INDUSTRIAL PARTNERS, INC.

By:/s/ HIDEMI MOUE
Name: Hidemi Moue
Title: CEO